[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed,

Exhibit 10.9

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is effective as of this 30th day of November, 2016 (the “Effective Date”) between Indiana University Research and Technology Corporation, having a place of business at 518 Indiana Avenue, Indianapolis, Indiana 46202 (“IURTC”) and Chondrial Therapeutics IP Holdings, LLC (f/k/a Chondrial Therapeutics, LLC), having its principal offices at 4500 East 75th Street, Indianapolis, Indiana 46250 (“Chondrial”).

WHEREAS, Ronald Mark Payne, Clifford M. Babbey, Gregory R. Wagner, and P. Melanie Pride at Indiana University (“IU”) invented certain patent and patent applications useful for, among others, certain testing methods related to Friedreich’s Ataxia; and

WHEREAS, IURTC hereby represents that IU assigns its intellectual property to IURTC and that IURTC is responsible for managing such intellectual property; and

WHEREAS, IURTC is willing to grant a license to Chondrial to the Licensed Patents (as defined below), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth herein, the parties hereto mutually agree as follows:

1.	Definitions

For all purposes of this Agreement the following terms, whether used in the singular or plural, will have the meanings specified below:

“Affiliate” means any corporation or entity that controls, is controlled by, or is under common control with Chondrial. A corporation or other entity will be regarded as in control of or controlled by another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity; provided that if such other corporation or entity does not have voting stock or other ownership interests,a corporation or other entity will be regarded as in control of or controlled by such other corporation or entity if it possesses, directly or indirectly, (i) the power to direct or cause the direction of the management and policies of the corporation or other entity or (ii) the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity.

“Affiliate” with respect to IURTC means any entity or organization formally affiliated with IURTC and has any rights in the Licensed Patents. For the avoidance of doubt, IU is not an Affiliate of IURTC.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed,

“Biologics Act” means the Biologics Price Competition and Innovation Act, 42 U.S.C. § 262, or the equivalent law in any jurisdiction in which Chondrial commercializes or intends to commercialize Licensed Products.

“Chondrial Laboratory” means a laboratory owned, operated and funded (directly or indirectly) by Chondrial and located at such location as Chondrial will determine at its convenience.

“Commercially Reasonable Efforts” means the efforts and resources normally used by a party for a product, proposed product or technology owned by it or to which it has rights, which is of similar commercial potential at a similar stage in its development or product life, and having similar market potential, technical risk, and intellectual property protection. Commercially Reasonable Efforts will be determined by taking into account the characteristics of the product, proposed product or technology, the technical risk and stage of research, development, or commercialization of the product, proposed product or technology, the cost-effectiveness of efforts or resources applied towards such product, proposed product or technology, the competitiveness of alternative third party products, proposed products or technologies that are in the relevant marketplace or for which data have been publicly presented or published, the proprietary position of the product, proposed product or technology, the regulatory and business environment, the likelihood of regulatory approval and product reimbursement, the actual or projected profitability of the product, proposed product or technology, the relative potential for product liability exposure, and all other relevant factors. Commercially Reasonable Efforts will be determined on an individual product, proposed product or technology, basis, and country-by-country basis, and it is anticipated that the level of efforts and resources may change over time reflecting changes in the status of the product, proposed product or technology involved. In evaluating “commercial potential,” neither party will discount or exclude the profit sharing, milestone or other payments payable under this Agreement to the other party.

“Cover” means the making, having made, using, selling, offering for sale or importing of a material or product that would, absent a license or ownership by that person, (i) infringe a Valid Claim, (ii) infringe a Valid Claim upon that Valid Claim’s issuance, or (iii) infringe a Valid Claim but for the exception provided under 35 U.S.C. § 271(e)(1). "Covers," "Covering," and "Covered" have corresponding meanings.

“Effective Date” has the meaning given to it in the first sentence of this Agreement.

“Field” means the diagnosis, treatment, or prevention of mitochondrial diseases, including without limitation Friedreich’s Ataxia.

“Indiana Laboratory” means the laboratory at IU led by Dr. Mark Payne.

“Licensed Patents” means IURTC’s rights in:

•	U.S. patent [***];

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed,

•	PCT patent application [***] (further defined as “Subject Application”);
•

All U.S. patent applications claiming priority to the above-referenced patents or applications, including without limitation divisionals, equivalent continuations, and subject matter claimed in continuations-in-part applications that is entitled to the priority filing date of any of the above;

•	Foreign equivalent applications claiming priority to the above-referenced patents or applications;
•	Patents issuing from any of the above-referenced applications;
•	Any of the foregoing during reissue, re-examination, opposition, or post-grant review proceedings;
•	Reissues and re-examinations of any of the above-referenced patents;
•

Any extensions of or supplementary protection certificates referencing any of the above patents, including, without limitation, any regulatory exclusivities (including under 21 C.F.R. §§ 314 and 316) or equivalents thereof; and

•	Other forms of government-issued rights substantially similar to any of the foregoing.

“Licensed Product” means any product, service, or process in the Field that the researching of, results from, development of, marketing and otherwise commercialization of, making of, production or previous production of, incorporation of, composition, manufacture, use, importation, or sale of that, is Covered by a Valid Claim in the Licensed Patents.

“Net Sales” means Chondrial’s, its Affiliates’ and their respective Sublicensees’ gross receipts for any Licensed Product, less the sum of the following:

•	[***];
•	[***];
•	[***];
•	[***]; and
•	[***].

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed,

(a)No deductions may be made for commissions paid to individuals for the sale of Licensed Products, whether they are independent sales agents or regularly employed by Chondrial, nor for any other cost incurred in the manufacture, marketing, sale, distribution, shipment, promotion, advertisement, exploitation or commercialization of Licensed Products.

(b)Licensed Products will be considered “sold” when delivered, billed out or invoiced, whichever comes first. For all Licensed Products used by Chondrial as premiums to promote, market, sell or lease products or processes other than Licensed Products, the Licensed Products will be deemed to have been sold at Chondrial’s then-current published third party sales price for similar quantities.

(c)The transfer of any Licensed Product by Chondrial or one of its Affiliates to another Affiliate will not be considered a Net Sale, provided that the resale of such Licensed Product by any of the foregoing to third parties for commercial use will be included in Net Sales.

For the avoidance of doubt, disposal of any Licensed Product for, or use of any Licensed Product in, clinical trials, as free samples, or under compassionate use, patient assistance, named patient or test marketing programs or non-registrational studies or other similar programs or studies where Product is supplied or delivered without charge and with no benefit to Chondrial, will not result in any Net Sales. No Licensed Product donated by Chondrial, its Affiliates or Sublicensees to non-profit institutions or government agencies for a non-commercial purpose and with no benefit to Chondrial will result in any Net Sales. The use of any Licensed Product by Chondrial or one of its Affiliates or Sublicensees for research and development purposes will similarly not result in any Net Sales.

(d)If any Licensed Product is sold as part of a Combination Product (i.e., a product or a combination of products with at least two active ingredients, of which the manufacture, use or sale of at least one is not covered by the Licensed Patents), the Net Sales for such Licensed Product sold as part of a Combination Product will be determined by multiplying the Net Sales of such Combination Product (replacing “Licensed Product” with “Combination Product” in the definition of Net Sales above), during the applicable period, by the fraction, A/(A+B), where A is the average per unit sale price of such Licensed Product when sold separately as a standalone Licensed Product in finished form in the country in which the Combination Product is sold and B is the average per unit sale price of the other active ingredients contained in the Combination Product when sold separately as standalone products in finished form in the country in which the Combination Product is sold, in each case during the applicable period or, if sales of such standalone Licensed Product did not occur in such period, then in the most recent period in which arm’s length fair market sales of such Licensed Product, as

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed, applicable, occurred. If such average sale price cannot be determined for such Licensed Product or any of the other active ingredients, the Net Sales amount will be mutually agreed upon by the parties, based on the relative value contributed by each component, such agreement not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Definition of Net Sales (d), a product comprised of Licensed Products under this Agreement and licensed products under the license agreement between Wake Forest University Health Sciences and Chondrial with effective date November 30, 2016 is not a Combination Product.

“Non-patent Countries” means all countries or territories of the world other than Patent Countries.

“Option Invention” means an invention that is made under a sponsored research agreement between IU and Chondrial for research conducted in the Indiana Laboratory.

“Option Period” means six (6) months from IURTC’s disclosure to Chondrial of an Option Invention.

“Patent Countries” means countries and territories in which there exists at least one Valid Claim of a Licensed Patent.

“Patenting Costs” means all reasonable costs for the preparation, filing, prosecution and maintenance of the Licensed Patents during the Term.

“Sublicense” means the grant by Chondrial or its Affiliate(s) or Sublicensees to a non-Affiliate third party (other than IURTC or IU) of a sublicense under the Licensed Patents, either exclusive or non-exclusive, to practice some or all of the rights granted to Chondrial under this Agreement.

“Sublicense Consideration” has the meaning set forth in Section 3.3.

“Sublicensee” means any non-Affiliate third party to which Chondrial or its Affiliates or any of their respective Sublicensees grants a Sublicense.

“Term” has the meaning given to it in Section 10.1. “U.S.” means the United States of America.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed,

“Valid Claim” means a claim of a patent that has not been held unpatentable, permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise. If a claim of a pending patent application has not issued as a claim of an issued patent within five (5) years following the first office action for such application, such claim will cease to be a Valid Claim unless and until such claim is granted.

“WFUHS Consideration” means the consideration Chondrial owes to Wake Forest University Health Sciences pursuant to the license agreement between Wake Forest University Health Sciences and Chondrial with effective date November 30, 2016 that corresponds to the financial terms of this Agreement in Section 3.1-3.4.

2.	Grant of License

2.1Subject to the terms and conditions of this Agreement, IURTC hereby grants to Chondrial and its Affiliates, and Chondrial, on behalf of itself and its Affiliates, accepts from IURTC, (i) for the Term an exclusive worldwide right and license under the Licensed Patents to research, develop, market and otherwise commercialize, make, have made, use, import, offer for sale and sell the Licensed Products for the treatment, diagnosis, and prevention of disease in the Field, including the full right to Sublicense through multiple tiers of Sublicensees, in accordance with Section 4.2, any and all such rights and license; and (ii) for the Option Period a non-transferable, exclusive option to negotiate in good faith for a royalty-bearing, worldwide, exclusive license, including the right to Sublicense, to practice any and all the rights under the Option Inventions (the “Option”), in accordance with the procedures described in Section 6 hereof.

2.2In accordance with 35 U.S.C. §§ 200-212, 37 C.F.R. Part 401, and in the relevant government research contracts with IU, the U.S. government retains certain rights and may impose certain requirements with respect to subject inventions as that term is defined therein. To the extent applicable, such rights and requirements include without limitation: (i) the grant of a nonexclusive, non-transferable, irrevocable, fully paid-up license to practice or have practiced for or on behalf of the government the subject inventions throughout the world; and (ii) the requirement that subject inventions and products produced through the use of subject inventions that are used or sold in the U.S. be manufactured substantially in the U.S, unless a suitable waiver is obtained. The rights granted in this Agreement are expressly made subject to these laws and regulations as they may be amended from time to time, and Chondrial agrees to comply and enable IURTC and IU to comply with all such laws and regulations, including without limitation to submit information requested by IURTC to satisfy IU’s reporting requirements in connection therewith. Chondrial represents and warrants that, as of the Effective Date, it, all Affiliates, and all Sublicensees constitute a “small business firm” as defined in 15 U.S.C. §632, and Chondrial will promptly notify IURTC of any change thereof that occurs during the Term.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed,

2.3Notwithstanding the right and license granted in Section 2.1, Chondrial’s right and license is subject to IURTC’s and IU’s right to research, develop, import, make, have made and use Licensed Products and practice the Licensed Patents for their own educational, academic, testing, clinical and research purposes, including the right to collaborate with other non-commercial entities for any non-commercial purposes. Without limiting the generality of the foregoing, neither Licensor nor any of their respective Affiliates may participate directly or indirectly in producing any products which are sold to any person.

2.4Except as expressly provided for in this Agreement, no license or other rights, either express or implied, are granted by IURTC or IU to Chondrial by the execution of this Agreement or the transfer of any materials or information hereunder.

2.5Chondrial will mark or have marked the packaging of all Licensed Products sold in the U.S. with the applicable Licensed Patents and in a manner not inconsistent with 35 U.S.C §287(a), and will mark all Licensed Products sold in other countries with the applicable Licensed Patents in a manner not inconsistent with the laws and regulation then applicable in each such country Chondrial acknowledges that it will be liable to IURTC for infringement damages lost due to a failure to mark Licensed Products and/or due to the improper or defective marking of the Licensed Patents subject to Section 7.3.

3.	License Fees, Royalties and other Consideration

3.1Royalty. In partial consideration for the rights, license and Option granted under this Agreement, Chondrial will pay to IURTC a royalty of (i) [***] of Net Sales by Chondrial, Affiliates, or Sublicensees in Patent Countries or (ii) [***] of Net Sales by Chondrial, Affiliates, or Sublicensees in Non-Patent Countries.

3.2Sublicense Fee. In partial consideration for the rights, license and Option granted under this Agreement, Chondrial will pay to IURTC the following percentages of any and all Sublicense Consideration as described in Section 3.1 above, subject to Section  3.5:

3.2.1[***] during the period from the Effective Date through such time as Chondrial is obligated to pay IURTC the milestone referred to in Section 3.4 (a); or

3.2.2[***] during the period commencing upon the occurrence of the event referred to in Section 3.2.1 above through such time as Chondrial is obligated to pay IURTC the milestone referred to in Section 3.4 (b); or

3.2.3[***] during the period commencing upon the occurrence of the event referred to in Section 3.2.2 above and continuing thereafter during the Term.

3.3For purposes of this Agreement, “Sublicense Consideration” means [***]. For the removal of doubt, Sublicense Consideration excludes [***].

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed,

For the further removal of doubt, to the extent a Sublicense agreement includes the grant of rights unrelated to the rights to the Licensed Patents and unrelated in any way to the Licensed Products, “Sublicense Consideration” will only include a portion of amounts paid by a Sublicensee equal to the proportional value of the Licensed Patents and Licensed Products relative to the value of the other unrelated rights granted to such Sublicensee in such Sublicense agreement.

3.4Milestones. In partial consideration for the rights, license and option granted under this Agreement, Chondrial will pay to IURTC the following amounts upon the achievement of the following events:

(a)	Enrollment of the first patient in the first Phase I (or its non-U.S. equivalent) clinical trial of a Licensed Product: [***];
(b)	[***]: [***];
(c)	[***]: [***];
(d)	[***]: [***]

3.4.1The events listed in this Section 3.4 (a) – (d) are intended to be sequential and reflect the presumed path that a Licensed Product will take through the regulatory approval process. If any of these events does not occur for any reason, the fee due upon that skipped event(s) will be due upon the achievement of the subsequent event (and in no event later than the first commercial sale of the first Licensed Product).

3.5In the event that Chondrial is required to pay WFUHS Consideration, then Chondrial may deduct [***] of such WFUHS Consideration from the consideration due to IURTC under Sections 3.1-3.4.

3.6In partial consideration for the rights granted under the option agreement among Chondrial, IURTC, and WFUHS dated February 14, 2014, Chondrial will issue to IURTC 3,647 Common Units of Chondrial Therapeutics Holdings, LLC (“Chondrial Holdings”). In connection with the issuance of the Common Units to IURTC, IURTC will be required to execute an Investors’ Rights Agreement, Right of First Refusal and Co-Sale Agreement, and Amended and Restated Limited Liability Company Agreement, substantially in the forms attached hereto as Exhibits A-C, respectively, which will be executed concurrently with the execution of this Agreement.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed,

4.	Sublicenses

4.1Upon termination of this Agreement, Chondrial will promptly notify its Affiliates extended rights under Section 2.1 and Sublicensees of such termination. Any rights previously granted by Chondrial under Section 2.1 will not be automatically terminated, provided, however, that any Sublicensee who desires to continue its Sublicense advises IURTC in writing within thirty (30) days following the effective date of termination of this Agreement of its desire to continue the Sublicense and agreement to be bound to IURTC on substantially the same terms and conditions, including without limitation financial terms, as Sublicensee was bound to Chondrial under the Sublicense, but only to the extent that each financial term is no less favorable to IURTC than those set forth in Section 3 and Section 9.4, and provided that the Sublicense does not imposeany obligations on IURTC in excess of those imposed under this Agreement. If any Sublicensee desires to continue its Sublicense upon termination of this Agreement, it will be wholly the responsibility of that Sublicensee to notify IURTC of such desire within thirty (30) days after the effective date of termination of this Agreement. IURTC hereby agrees to enter into such written license agreement, with modifications negotiated in good faith as is reasonably necessary to accommodate the functional and structural differences between Chondrial and IURTC. Time is of the essence for a Sublicensee to provide notice of its desire for such license and to negotiate in good faith in a timely manner to effectuate a license. Failure of a Sublicensee to timely provide such notice or enter into such license will automatically result in the termination of the Sublicense and all rights granted thereunder or hereunder.

4.2Sublicensee may grant further Sublicenses provided it notifies IURTC in writing prior to executing the Sublicense. Sublicensee’s failure to notify IURTC prior to executing such Sublicense may, in IURTC’s sole discretion, render such Sublicense invalid. All terms and conditions applicable to Sublicensee hereunder will also apply to Sublicensee’s Sublicensee. All terms and conditions applicable to Sublicensee hereunder will also apply to Sublicensee’s Sublicense.

4.3All Sublicenses will contain appropriate provisions in accordance with the obligations of Chondrial to, and the rights of IURTC and IU under this Agreement. Each Sublicense will be consistent with the terms and conditions of this Agreement, including without limitation Section 7 (Disclaimer) and Section 11.4, and will:

(a)

Contain the terms and conditions set forth in Section 3.1 (Royalty) and the definitions it references therein, and in Sections 2.2, 2.3, 2.5, 8.3, and 19.2, and in Sections 13 and 16 modified only to indicate that Sublicensee is under the same obligations as Chondrial;

(b)	Contain the terms and conditions set forth in Sections 15 and 12, modified only to indicate that the Sublicensee is obligated to IURTC and IU as Chondrial is obligated to IURTC and IU hereunder; and
(c)

State that if Chondrial enters bankruptcy or receivership, voluntarily or involuntarily, then upon notice from IURTC, each Sublicensee will pay Sublicensee’s royalties on Net Sales and Sublicensing Revenue then or

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed, thereafter due directly to IURTC for the account of Chondrial. IURTC will remit to Chondrial any amounts received that exceed the sum actually owed by Chondrial to IURTC.

4.4Chondrial will provide notice to IURTC of any Sublicense granted and will provide a copy of all such Sublicenses within thirty (30) days after execution. Chondrial will promptly provide IURTC with true and accurate copies of all reports received from a Sublicensee related to the calculation of any consideration payable to IURTC hereunder.

4.5Chondrial agrees to use Commercially Reasonable Efforts to cause Sublicensees to perform their obligations as Sublicensees. To the extent Chondrial becomes aware of an act or omission by a Sublicensee that would be a breach of this Agreement if imputed to Chondrial and fails to use Commercially Reasonable Efforts to cause Sublicensee to cure or mitigate such breach, then the act or omission will be deemed to be a breach by Chondrial of this Agreement. At IURTC’s sole discretion, IURTC may require Chondrial to terminate any Sublicense should Sublicensee fail to cure or mitigate such breach. Chondrial’s termination of the Sublicense will be considered Chondrial’s cure of Chondrial’s deemed breach under this Section 4.5.

5.	Diligence

5.1Chondrial will use Commercially Reasonable Efforts to bring the Licensed Products to market through exploitation of the Licensed Patents and commercialization of the Licensed Products.

5.2Without limiting the generality of the diligence provisions of Section 5.1 above, Chondrial will achieve (either itself of through its Affiliates and/or its Sublicensees) the following milestones by the following dates (“Milestones”):

(a)

Chondrial will have at least two full-time equivalent personnel working on the development, manufacturing and marketing of the Licensed Products within the twelve (12) month period from the Effective Date and each subsequent year thereafter;

(b)	Enrollment of the first patient in the first Phase I (or its non-U.S. equivalent) clinical trial of a Licensed Product within thirty (30) months from the Effective Date;
(c)	Enrollment of the first patient in the first Phase II (or its non-U.S. equivalent) clinical trial of a Licensed Product within sixty (60) months from the Effective Date;

5.2.1Chondrial will provide to IURTC (at the time of the next due report under Section 8) written notice of the achievement of each Milestone in this Section 5.2 (and continued confirmation of Chondrial’s sustained achievement of Section 5.2(a)).

5.3Chondrial will use Commercially Reasonable Efforts to have the Licensed

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed,

Products cleared for marketing in those countries in which Chondrial, in its sole discretion, intends to sell Licensed Products by the responsible governmental agencies requiring such clearance. To accomplish such clearances at the earliest possible date, Chondrial will file,   according to the usual practice of companies similarly situated to Chondrial, any necessary data with such governmental agencies. For clarity, the development and commercialization of the Licensed Products outside of the U.S. is at Chondrial’s sole discretion.

5.4If IURTC is approached by a bona fide third party about development of an application of the Licensed Patents that is within the Field but is not currently being developed by Chondrial, IURTC will notify Chondrial of the inquiry.

6.	Option

6.1When an Option Invention is disclosed to IURTC, IURTC will promptly forward a copy to Chondrial, whereupon Chondrial will have the Option Period to exercise the Option to license IURTC’s rights in the Option Invention. Any such disclosure will be considered IURTC Confidential Information under Section 13.

6.2The Option granted in Section 2.1 expressly does not include the right to practice the Licensed Patents or other intellectual property in any other way not expressly provided for in this Section 6.

6.3Any license entered into between Chondrial and IURTC pursuant to the Option granted in Section 2.1 above will (i) be negotiated in good faith by the parties and, with the exception of Sections 3.5 and 9.8, will follow the economic and legal terms and conditions contained in this Agreement; (ii) be exclusive, worldwide, and royalty-bearing; (iii) include the right to sublicense; (iv) provide for the IURTC and IU’s continued right to make, have made, use or practice the Option Inventions for their noncommercial research, clinical, academic and educational purposes and to collaborate with other academic and non-commercial entities for such purposes; (v) be limited by any rights of the U.S. government that may arise out of the U.S. government’s sponsorship of research leading to the Option Inventions; and (vi) unless otherwise agreed by the parties, include provisions that substantially conform to the provisions of Sections 4, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 18 and 19 of this Agreement. All terms and conditions of such license agreement will be negotiated in good faith by the parties prior to any research, commercial development or practice of the Option Inventions.

7.	Disclaimer of Warranties and Representations

7.1Except as set forth in this Agreement, all property, whether tangible or intangible, which may be delivered hereunder, will be delivered on an “as is, where is” basis without any express or implied representation or warranty.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed,

7.2EXCEPT AS SET FORTH IN THE RECITALS TO THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATIONS NOR EXTEND ANY WARRANTIES WHATSOEVER AND HEREBY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, IMPLIED REPRESENTATIONS AND WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED REPRESENTATIONS AND WARRANTIES ARISING FROM ANY COURSE OF DEALING, USAGE OR TRADE PRACTICE. IURTC MAKES NO REPRESENTATIONS OR WARRANTIES, AND EXPRESSLY DISCLAIMS ON BEHALF OF ITSELF AND IU ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, STATUTORY, IMPLIED, OR OTHERWISE, INCLUDING WITHOUT LIMITATION DIRECTLY OR INDIRECTLY OPERATING OR APPLYING AS A WAIVER OF SOVEREIGN IMMUNITY BY IU OR THE STATE OF INDIANA. IURTC, AND IU ASSUME NO RESPONSIBILITY WITH RESPECT TO THE EXPLOITATION OR COMMERCIALIZATION OF THE LICENSED PATENTS OR THE MANUFACTURE, USE, SALE, LEASE OR DISTRIBUTION OF ANY METHODS, PROCESSES, APPARATUS, DEVICES, SYSTEMS, PRODUCTS, ARTICLES AND APPLIANCES DERIVED FROM OR USING THE LICENSED PRODUCTS BY CHONDRIAL.

7.3NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR LOSS OF PROFITS, LOSS OF USE OR ANY OTHER DIRECT, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES EXCEPT AS PROVIDED IN SECTION 2.5.

8.	Records, Reports and Payments

8.1Chondrial will keep and maintain and will require any and all of its Affiliates, and their respective Sublicensees to keep and maintain complete, accurate and correct records and books relating to the sale, lease, use or disposition of the Licensed Products and any and all payments or consideration associated with this Agreement for at least three (3) years following the end of the calendar year to which such records and books pertain.

8.2Chondrial will provide to IURTC written reports annually from the Effective Date of this Agreement until the first commercial sale of a Licensed Product, and thereafter for each calendar quarter as of January 1, April 1, July 1 and October 1 of each calendar year during the remaining Term of this Agreement, the written reports to be provided within forty-five (45) days of the end of each such period, setting forth the following information:

(a)	Milestones achieved, Sublicenses signed, Affiliates developed;
(b)	accounting for any and all Licensed Products sold, distributed, transferred, used or leased;
(c)	gross receipts of Licensed Products, the serial numbers of the patent applications and patents of the Licensed Patents that may cover each Licensed Product;

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed,

(d)	any applicable deductions, allowances and charges as provided in the definition of Net Sales;
(e)	total Net Sales; and
(f)	total royalties, sharing of Sublicense Consideration and any other payments or consideration under this Agreement then due.

8.2.1Chondrial will give to IURTC with each such report and on the date specified above the full amount of any and all payments due, provided that if Chondrial in good faith has a bona fide dispute with respect any such payment it will be required to pay only such amount which is not in dispute and the disputed amount will be placed in escrow as described below. Following the date of first commercial sale of a Licensed Product, if no sales or leases of the Licensed Products were made during any calendar quarter, Chondrial will provide to IURTC a statement to that effect. Prior to the first commercial sale of a Licensed Product, Chondrial will annually provide IURTC with a brief summary of progress made by Chondrial, its Affiliates and their respective Sublicensees towards the commercialization of the Licensed Products. If Chondrial disputes the amount of payment, the payments payable to IURTC will be placed in an escrow account during the pendency of such action for distribution to the prevailing party.

8.3The books and records of account kept by Chondrial pursuant to Section 8.1 above will be made available upon reasonable notice, during normal business hours for examination by one or more independent auditors of IURTC’s choosing, reasonably acceptable to Chondrial, who will be permitted to enter upon the premises of Chondrial to examine such books and records to verify all amounts payable to IURTC under this Agreement and make and retain copies of any and all parts of said books and records of account, including invoices that are relevant to any report required to be rendered by Chondrial; provided, however, that such examination will occur no more than once per calendar year and that such auditor(s) will enter into confidentiality agreements reasonably acceptable to Chondrial. Said copies will be provided to the auditor without cost to Chondrial. All payments not paid by Chondrial to IURTC when due will accrue interest, from the due date until payment is received by IURTC, at an annual rate equal to [***] above the prime rate published in the Eastern edition of The Wall Street Journal at the beginning of the period of arrearage (or the maximum allowed by law, if less). In the event of default in payment, collection agency’s fees of the delinquent balance and out-of-pocket attorney fees plus any applicable court costs will be added to the amount due to IURTC. Chondrial will reimburse IURTC within fifteen (15) days of each invoice for all such costs, and any interest on such costs will accrue at the rate described above with respect to late payments. Any amount found to have been paid but not owed will be credited toward future payments owed by Chondrial. In the event any such audit shows that Chondrial has underpaid or overpaid its royalty obligation hereunder by [***] or more, during any calendar year, Chondrial will reimburse IURTC for IURTC’s reasonable out-of-pocket expenses for such audit.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed,

8.4Royalty or other payments will be paid in U.S. Dollars to IURTC in Indianapolis, Indiana, or at such other place as IURTC may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any royalties hereunder are based on sales converted from foreign currency, such conversion will be made by using the exchange rate published in the U.S. edition of the Wall Street Journal on the last day of the calendar quarter period to which such royalty payments relate.

8.5If laws or regulations require that any other taxes be withheld by Chondrial from any payments hereunder, the parties will determine how the appropriate tax payment can be made and take appropriate steps to ensure that such payments be made, it being understood that Chondrial will use its Commercially Reasonable Efforts to cooperate with IURTC to minimize any such amounts to be withheld and Chondrial, upon written request from IURTC, will provide IURTC with all documents necessary for IURTC to seek any potential refunds.

8.6Each party will keep the other parties fully informed promptly as to all issues relating to the safety, toxicity, efficacy and pharmacokinetics of all Licensed Products, and all research and development related thereto as to which such party has knowledge whether by way of its own research and development of Licensed Products, or that of its Affiliates or Sublicensees, or any other person who has had access thereto. For clarity, this provision is not to be interpreted as an obligation for IURTC to seek out issues related to safety, toxicity, efficacy, or pharmacokinetics, but only to inform Chondrial should it become aware of any such issues. Chondrial’s sole remedy, should IURTC breach this Section 8.6, is termination under Section 10.2.3.

9.	Patent Prosecution

9.1IURTC will prepare, file, prosecute, defend, and maintain the Licensed Patents in its discretion in accordance with the terms and conditions herein. IURTC will instruct its attorneys to keep Chondrial informed of patent prosecution in the Field and to seek Chondrial’s comments and suggestions prior to taking material actions for the same (provided Chondrial is not in breach of this Agreement). Provided Chondrial is not in breach of this Agreement and subject to Section 9.12, IURTC will not abandon, cease prosecution or reduce the scope of any Licensed Patent without first notifying Chondrial in writing at least sixty (60) days in advance of any filing or maintenance deadline, and Chondrial will have the right, but not obligation, to assume such activities at Chondrial’s sole cost and expense.

9.2IURTC will authorize Chondrial to communicate directly with IURTC’s patent counsel. All information exchanged among IURTC’s counsel, the Parties, and/or the Inventors regarding the preparation, filing, prosecution, issue, defense, or maintenance of the Licensed Patents will be deemed Confidential Information of IURTC. In addition, the Parties acknowledge and agree that, with regard to such preparation, filing, prosecution, issue, defense, and maintenance of the Licensed Patents, the interests of the Parties as licensor and licensee are to obtain the strongest and broadest patent protection possible, and as such, are aligned and legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Licensed Patents, including without limitation, privilege under the common interest doctrine and similar or related doctrines.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed,

9.3Chondrial will have the right to approve patent counsel chosen by IURTC, which approval will not to be unreasonably withheld. Upon Chondrial’s written request, which will not be made more than once a year, IURTC will provide a written report to Chondrial to inform Chondrial of projected costs associated with the filing, prosecution or maintenance of any U.S. or foreign patent applications or patents within the Licensed Patents. If Chondrial determines that any filing, prosecution or maintenance cost is not justified, it will advise IURTC in writing within thirty (30) days from receipt of the written report and the parties will discuss the matter in good faith, taking into consideration and giving significant weight to Chondrial’s marketing and commercialization plans.

9.4Chondrial will reimburse IURTC forty-three thousand three hundred seventy-seven dollars and eighty-one cents ($43,377.81) within fifteen (15) days after the Effective Date for expenses incurred prior to the Effective Date for the Licensed Patents.

9.5During the Term, Chondrial will reimburse IURTC for all reasonable and documented costs and expenses incurred by IURTC relating to the Licensed Patents within sixty (60) days of receipt of billing invoices for such costs and expenses.

9.6Notwithstanding anything to the contrary herein:

9.6.1IURTC may request written confirmation from Chondrial that it will satisfy its reimbursement obligations for any particular fees or expenditures for the Licensed Patents at least sixty (60) days in advance of the date on which such expenditure is reasonably anticipated to be made or such fee is due to be paid. If Chondrial elects not to pay in accordance with Section 9.6 or fails to respond, then such Licensed Patents will be removed from the Agreement, the license granted to Chondrial for those patent applications or patents in the Licensed Patents will terminate, the definition of Licensed Patents will be unilaterally amended to exclude such rights, and IURTC will be free, at IURTC’s sole discretion and without any further obligation to Chondrial regarding such former Licensed Patents, including without limitation, to prosecute and maintain for IURTC’s sole use and benefit, to license or to abandon the patent applications or patents;

9.6.2In addition, IURTC may, at its sole discretion, require payment of a retainer from Chondrial for filing fees prior to filing patent applications in foreign countries, foreign annuities, or other direct costs paid on behalf of IURTC for the Licensed Patents to any patent office; and

9.6.3During any period in which Chondrial is in breach of this Agreement and IURTC has served notice to Chondrial of such under Section 10.2, IURTC may, at its sole discretion, require Chondrial to pay in advance for actions undertaken by counsel regarding the Licensed Patents; and in addition to and not in lieu of its other rights and remedies hereunder, IURTC will have no obligations to Chondrial under this Section 9 if Chondrial has not paid in advance and has not cured its breach under this Section 9.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed,

9.7If Chondrial elects not to incur fees or expenditures for any Licensed Patents, Chondrial will give IURTC written notice of such election at least sixty (60) days in advance of the date on which such expenditure is to be made or such fee is due to be paid. Upon IURTC’s receipt of such notice, or if any payment due under this Section   9 is delinquent for more than thirty (30) days, the license granted to Chondrial for those patent applications or patents in the Licensed Patents will terminate, the definition of Licensed Patents will be unilaterally amended to exclude such rights, and IURTC will be free, at IURTC’s sole discretion and without any further obligation to Chondrial regarding such former Licensed Patents, including without limitation, to continue prosecution and maintenance for IURTC’s sole use and benefit, to license or to abandon the patent applications or patents.

9.8As between the Parties, Chondrial will have sole discretion on whether to seek to obtain patent term extensions, including without limitation extensions provided under U.S. law at 35 U.S.C. §154(b) and 156, and foreign supplementary protection certificates, with respect to any of the Licensed Patents. Chondrial hereby agrees to provide IURTC with all necessary assistance in securing such extension, including without limitation, providing all information regarding applications for regulatory approval, approvals granted, and the timing of same.

10.	Termination

10.1Unless sooner canceled or terminated as herein provided, this Agreement will continue until the last to expire Valid Claim within the Licensed Patents (including any period of regulatory exclusivity thereof), unless earlier terminated as set forth herein (the “Term”), subject to the royalty rates on a country-by-country basis as set forth in Section 3.

10.2If either party commits a breach of any material covenant or obligation set forth herein, the other party will have the right, in addition to all other remedies available, to terminate this Agreement by giving the other party sixty (60) days prior written notice of such termination, provided, however, that if such other party will have rectified such default or breach within such 60-day period, this Agreement will remain in effect and in force as if no default or breach had occurred. With respect to Chondrial’s material breach of this Agreement, “material breach” includes without limitation a material failure to: (i) timely pay any fee, royalty, or other payment required under Article 3, Section 8.3, Article 9, or Section 11.2, and including without limitation any interest on and fees and costs attributable to the collection of late payments under Section 8.3; and (ii) timely provide reports or notices under Sections 2.2, 4.4, 5.2.1, 8.2, 8.5, and with respect to the Sublicensee, 4.1, and the successor, 14.1.3; (iv) failure to obtain, maintain, or timely report levels of insurance under Article 12; (v) failure to provide notice or to include all required terms in Sublicenses or inclusion of any terms prohibited under Sections 4.2 and 4.3; and (vi) failure to indemnify IURTC Indemnitees or properly inform or involve IURTC under Article 12.

10.2.1If, during such 60-day period, Chondrial demonstrates to IURTC’s reasonable satisfaction that Chondrial is diligently pursuing a cure to the breach but requires additional time to achieve such cure, Chondrial and IURTC will promptly meet to agree upon an extension to the cure period that would allow Chondrial adequate time to cure the breach.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed,

10.2.2IURTC may terminate this Agreement under Section 10.2 if Chondrial at any time (a) ceases to carry Director’s and Officer’s insurance with coverage levels appropriate for Chondrial’s then-current stage of development or (b) ceases to have at least two full-time equivalent personnel working on the development, manufacturing and marketing of the Licensed Products.

10.2.3Chondrial may terminate this Agreement effective immediately if, in its reasonable opinion as supported by test results or other means, the Licensed Products, or the products likely to be produced under the Licensed Products pose a serious issue involving safety, toxicity, efficacy or pharmacokinetics.

10.2.4Notwithstanding the sixty (60) day cure period above, IURTC may terminate this Agreement by giving Chondrial fifteen (15) business days prior written notice of such termination for failure to pay any fees and expenses under Section 9, provided however, provided, however, that if Chondrial will have rectified such default or breach within such 15-day period, this Agreement will remain in effect and in force as if no default or breach had occurred.

10.3To the extent permitted by applicable law, if Chondrial becomes bankrupt or insolvent, or files a petition in bankruptcy, or if the business of Chondrial is placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of Chondrial or otherwise, the Agreement and any and all rights granted thereunder will automatically terminate without any notice whatsoever to Chondrial.

10.4Chondrial will have the right to terminate this Agreement with or without cause upon sixty (60) days’ written notice to IURTC.

10.5If at any time Chondrial directly or indirectly disputes or assists any third party to dispute the validity of any patent comprising the Licensed Patents, (i) Chondrial is not relieved of its obligations in Section 9.4 and (ii) the royalties payable to IURTC under Section 3 hereunder will be placed in an escrow account during the pendency of such action disputing the validity of the Licensed Patents, for distribution to the prevailing party.

10.6As of the date of termination of this Agreement by any party for any reason under the terms herein, including expiration of the Term, all rights granted by IURTC will terminate and automatically revert to IURTC. Upon termination other than through expiration of this Agreement, Chondrial agrees not to practice or permit another to practice the Licensed Patents. All terms and conditions herein that, by their express terms or by implication, are to be performed after the termination of this Agreement or are prospective in nature will survive termination, as the case may be, and Chondrial’s obligations to pay fees, royalties, or other payments and patent expenses accruing prior thereto. Upon expiration or termination of this Agreement for any reason, nothing herein will be construed to release either party from any obligation accrued prior to the effective date of such termination.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed,

11.	Infringement

11.1Each party will promptly inform the other in writing of any alleged infringement by a third party or other unauthorized party of any of the patents comprising the Licensed Patents, and provide such other party with any available evidence of infringement. Chondrial will not settle or compromise any claim or action, including without limitation any declaratory judgment action alleging invalidity or noninfringement of any of the Licensed Patents, in a manner that imposes any restrictions, limitations, responsibilities or obligations on IURTC and/or IU (as appropriate) without IURTC’s express written consent, which will not be unreasonably withheld.

11.2During the Term, Chondrial will have the first right, but not the obligation, to prosecute at its own expense any such infringements of the Licensed Patents and, in furtherance of such prosecution, Chondrial may join IURTC (as appropriate) as a party plaintiff in any such suit, without expense to IURTC. Similarly, during the Term, Chondrial will have the right to defend at its own expense any declaratory judgment action alleging invalidity or non-infringement of any of the Licensed Patents, and, in furtherance thereof, Chondrial may join IURTC (as appropriate) as a party in any such suit, without expense to IURTC. The total cost of any such action commenced or defended solely by Chondrial will be borne by Chondrial. Any recovery of damages by Chondrial as a result of such action will be applied first in satisfaction of any reasonable unreimbursed expenses and attorneys’ fees of Chondrial relating to the action. The balance remaining from any such recovery will be distributed to Chondrial, provided that Chondrial will pay to IURTC such royalties as would otherwise be applicable under Section 3.1 hereof for that portion of Chondrial’s recovery attributable to lost sales, payments or revenues.

11.3If, within One Hundred Eighty (180) days after having been notified in writing of any alleged infringement, Chondrial has been unsuccessful in persuading the alleged infringer to desist, or has not brought, or otherwise is not diligently prosecuting, an infringement action, or if Chondrial notifies IURTC at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, IURTC will have the right, but not the obligation, to prosecute at its own expense any infringement of the Licensed Patents. Settlement, consent judgment or other voluntary final disposition of the suit may be entered into by IURTC without the consent of Chondrial, provided, however that IURTC will not settle or compromise any claim or action, including without limitation any declaratory judgment action alleging invalidity or non-infringement of any of the Licensed Patents, in a manner that imposes any monetary obligations on Chondrial, without Chondrial’s express written consent. The total cost of any such infringement action commenced or defended solely by IURTC will be borne by IURTC, and IURTC will keep any recovery or damages, for past infringement or otherwise, derived therefrom.

11.4In any infringement suit brought or declaratory judgment action defended by either party to protect any of the Licensed Patents pursuant to this Agreement, the other party will, at the request and expense of the party controlling such suit and at such party’s expense, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed,

12.	Indemnification and Insurance

12.1Chondrial will indemnify, defend, and hold harmless IURTC, IU, their respective affiliates, Board of Directors, trustees, employees, faculty, staff, students, Inventors, successors, assigns, independent contractors, and agents (collectively, “IURTC Indemnitees”) from and against any and all judgments, liabilities, losses, damages, actions, claims, costs, or expenses (including without limitation all attorney fees and costs incurred by IURTC Indemnitees) (collectively, “Losses”) arising out of or relating to the exercise of any rights conveyed under this Agreement and/or by Sublicense, breach of any term or condition under this Agreement and/or Sublicense, and/or the negligence, willful malfeasance, and/or willful misconduct by Chondrial and/or Affiliates, successors, assigns, or Sublicensees, including without limitation:

12.1.1The use of any Licensed Patents, including without limitation, in the design, development, production, manufacture, sale, offer for sale, use, importation, exportation, lease, marketing, or promotion of any Licensed Product;

12.1.2Product liability, injury or death to any person, damage to property, or any injury to business, including without limitation, business interruption or damage to reputation, arising out of and/or relating to the use of the Licensed Patents or a Licensed Product; and

12.1.3Any third party claim that any use of Confidential Information or licensing of the Licensed Patents, or development, provision, or use of Licensed Products violates or infringes a third party’s intellectual property rights; except to the extent of the Losses that are solely attributable to the breach, negligence, recklessness, willful malfeasance, or willful misconduct of IURTC.

12.2Chondrial at its sole expense will defend third party claims with respect to Section 12.1. Chondrial will have the right to conduct the defense of such actions through outside counsel of its choice which is reasonably acceptable to IURTC. Chondrial will consult with IURTC prior to and in conjunction with all significant issues, will keep IURTC informed of all proceedings, and will provide copies to IURTC of all pleadings, legal analyses, and other papers related to such actions. IURTC will provide reasonable assistance to Chondrial in defending any such actions, and IURTC Indemnitees may be represented by counsel of its choosing at its expense. Chondrial will not settle or compromise any claim or action in a manner that admits the fault of, imposes restrictions, or creates obligations on IURTC Indemnitees or requires any financial payment or admission of liability by IURTC Indemnitees.

12.3If Chondrial fails to defend a claim or action within twenty (20) days of learning of the same, in addition to and not in lieu of other rights and remedies, IURTC may assume the defense for the account of and at the risk of Chondrial, and any resulting liability, including attorney fees, will be deemed conclusively to be a liability of Chondrial. Chondrial’s failure or refusal to act is a material breach of this Agreement.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed,

12.4Chondrial, Affiliates extended rights under Section 2.1, and Sublicensees will obtain and maintain commercial general liability insurance with a reputable and financially secure insurance carrier prior to clinical testing, making, using, importing, offering to Sell, or Selling any Licensed Product or engaging in any other act involving any Licensed Product or the Licensed Patents, if such act could possibly create risk of a claim against IURTC Indemnitees for personal injury or property damage.

12.4.1The insurance will identify IURTC Indemnitees as additional insureds and will provide that the carrier will notify IURTC in writing at least thirty (30) days prior to cancellation or material change in coverage.

12.4.2The insurance will include coverage for product liability with a minimum of [***] per occurrence and [***] annual aggregate, coverage for contractual liability, clinical trials liability if any such trial is performed, and all other coverages standard for such policies.

12.4.3Insurance policies purchased to comply with this Section will be kept in force for at least five (5) years after the last Sale of Licensed Product.

12.5At IURTC’s request, such request to be made no more than annually, Chondrial will provide IURTC with a certificate of insurance and notices of subsequent renewals for its insurance and that of Affiliates extended rights under Section 2.1 and Sublicensees.

12.6The specified minimum coverages and other provisions of this Section 12 do not constitute a limitation on Chondrial’s obligation to indemnify the IURTC Indemnitees under this Agreement.

13.	Confidentiality

13.1Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, each party agrees that, during the Term and for five (5) years thereafter, such party will keep confidential and will not publish or otherwise disclose and will not use for any purpose other than as expressly provided for in this Agreement any information furnished to it by the other party pursuant to this Agreement that is marked “confidential” or which is or would reasonably be known to be confidential (“Confidential Information”). Such party (the “Receiving Party”) may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. The Receiving Party will promptly notify the other party upon discovery of any unauthorized use or disclosure of the Confidential Information. In appreciation of IU’s status as an academic institution, Chondrial will take reasonable steps to limit the amount of Chondrial’s Confidential Information that is shared with IURTC that which is required by this Agreement or that which IURTC needs or wants in order to enhance IURTC’ performance under this Agreement.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed,

13.2Exceptions. Confidential Information will not include any information which the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (b) is known by the Receiving Party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party by a third party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party without the use of Confidential Information of the other party.

13.3Authorized Disclosure. Each party may disclose Confidential Information of the other party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)	filing or prosecuting patents as permitted by this Agreement;
(b)	prosecuting or defending litigation as permitted by this Agreement;
(c)	complying with applicable court orders or governmental regulations;
(d)	in the case of Chondrial, disclosure to a party’s Affiliates, provided that Confidential Information so disclosed will remain subject to this Section 13; and
(e)

in the case of Chondrial, disclosure to third parties in connection with due diligence or similar investigations by such third parties, and disclosure to potential third party investors in confidential financing documents, provided, in each case, that any such third party agrees to be bound by reasonable obligations of confidentiality and non-use.

(f)	IURTC may report consideration received under this Agreement and Chondrial’s progress under Section 8 to IU and the Inventors and to the U.S. government under Section 2.2.

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 13.3(b) or (c) it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission or as otherwise required by law.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed,

14.	Assignment

14.1Chondrial may assign or otherwise transfer this Agreement and the license granted hereby and the rights acquired by it hereunder, whether voluntarily, by merger, operation of law or otherwise, only in whole and not in part, without any consent of or notice to IURTC, to an Affiliate or to the assignee or transferee of Chondrial’s or its Affiliate’s business or of that part of Chondrial’s or its Affiliate’s business to which this Agreement directly relates; provided that:

14.1.1Chondrial is not in breach of this Agreement in any respect;

14.1.2The successor is not materially insolvent; and

14.1.3The successor agrees in writing (with a copy sent to IURTC within ten (10) days of the effective date of the assignment) to assume all obligations and liabilities of Chondrial to IURTC.

14.2The rights granted in this Agreement may not be encumbered, pledged, or hypothecated in any way by Chondrial or any Sublicensee, including without limitation to secure any purchase, lease, or loan. Any conveyance in contravention with the terms and conditions of this Agreement is null and void.

14.3This Agreement is binding on the parties and their respective successors and assigns and inures to the benefit of the parties and their respective permitted successors and permitted assigns.

15.	Non-Use of Names

15.1Neither party will use the names of the other or of the employees of such other party, IURTC or IU nor any adaptation thereof, in any advertising, promotional or sales activities without prior written consent from such other party in each separate case, except that either party may state that Chondrial licensed from IURTC one or more of the patents and patent applications within the Licensed Patents and such other nominative use of such names as will be reasonable in the circumstances. Each party will hold the specific financial terms of this Agreement (including without limitation royalty rates and measurement mechanisms and the payments called for upon milestone events) in confidence and will not disclose the same publicly without the prior consent of the other party which consent will not be unreasonably withheld or delayed. However, nothing herein will prohibit any public disclosure that is required by any applicable law or regulation or by any competent governmental authority; provided, that the party subject to such disclosure requirement will provide reasonable prior notice to the other party or in connection with corporate or financial transactions on the part of Chondrial. In addition, the parties may engage in accurate nominative use of each other’s names.

15.2IURTC and Chondrial agree to issue a mutually acceptable press release shortly after the Effective Date.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed,

16.	Export Controls

16.1It is understood that IURTC is subject to U.S. laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities that may require a license from the applicable agency of the U.S. government or may require written assurances by Chondrial that Chondrial will not export data or commodities to certain foreign countries without prior approval of such agency. IURTC does not represent that a license is not required, or that, if required, such a license will be given.

17.	Public Announcements.

17.1The parties agree on the importance of coordinating their public announcements respecting this Agreement and the subject matter hereof (other than academic, scientific or medical publications that are subject to the provisions of any sponsored research agreement between IU and Chondrial).

18.	Payments, Notices and Other Communications

18.1Any payment, notice, or other communication pursuant to this Agreement will be sufficiently made or given on the date of mailing if sent to such party by email, overnight courier (e.g. Federal Express) or certified first class mail, postage prepaid, addressed to it at its address below or as it will designate by written notice given to the other party:

IURTC:	Vice President
Office of Technology Commercialization
Attn: IURTC Agreement Number 2016-0127
Indiana University Research and Technology Corporation
518 Indiana Avenue
Indianapolis, IN 46202
Phone: (317) 274-5905 (not for official communications)
Fax: (317) 274-5902 (not for official communications)
Email:
Patent prosecution: patents@iu.edu
Patent cost reimbursement: licenses@iu.edu
Financial consideration: licenses@iu.edu

Chondrial:	Chondrial Therapeutics IP Holdings, LLC
4500 E. 75TH Street
Indianapolis, IN 46250

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed,

Attention: Steven R. Plump
Phone: (317) 578-1596
Email: info@chondrialtherapeutics.com

19.Miscellaneous Provisions

19.1The parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and will not be subject to any change or modification except by the execution of a written instrument signed by the parties hereto.

19.2The provisions of this Agreement are severable, and in the event that any provision of this Agreement will be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability will not in any way affect the validity or enforceability of the remaining provisions hereof.

19.3The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

19.4This Agreement will be binding and inure to the benefit of the parties hereto and their respective affiliates, and permitted successors and assigns.

19.5The representations, warranties, covenants, and undertakings contained in this Agreement are for the sole benefit of the parties hereto and their permitted successors and assigns and such representations, warranties, covenants, and undertakings will not be construed as conferring any rights on any other party.

19.6Nothing contained in this Agreement will be deemed to place the parties hereto in a partnership, joint venture or agency relationship and neither party will have the right or authority to obligate or bind the other party in any manner.

19.7This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

19.8Each party has consulted its own counsel during the drafting of this Agreement and agrees that in the event of a dispute the language of this Agreement will not be deemed to have been drafted by either individual party.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed,

19.9This Agreement will be construed, interpreted, and applied according to the laws of Indiana, without regard to its or any other jurisdiction’s conflicts of laws provisions. Chondrial agrees that all claims, disputes, or controversies arising under or relating to this Agreement, including without limitation those concerning the validity, construction, or scope of any of the Licensed Patents that are not barred by sovereign immunity will be subject to the exclusive jurisdiction and venue of the state or Federal District Court seated in Marion County, Indiana. Neither Party waives its right to seek reimbursement of documented attorney fees in any action to enforce this Agreement.

19.10As of the Effective Date, Chondrial represents and warrants that it is a small entity as defined in 37 C.F.R. 1.27, and it will promptly notify IURTC of any change to its entity status through acquisition, addition of employees, sublicensing this Agreement, or any other mechanism.

19.11Chondrial agrees that in the event a faculty or staff member of IU serves Chondrial in the capacity of consultant, officer, employee, board member, advisor, or other designation, under contract or otherwise, such faculty or staff member is subject to compliance with IU’s conflict of interest and conflict of commitment policies, including without limitation the obligation to complete a disclosure therefor, will serve solely in his or her individual capacity, as an independent contractor, and not as an agent or representative of IURTC or IU, that IURTC or IU exercises no authority or control over such faculty or staff member while acting in such capacity, that IURTC and IU receive no benefit from such activity, and that IURTC and IU assume no liability or obligation in connection with any such work or service undertaken by such faculty or staff member. Chondrial further agrees that any breach, error, act, or omission by such faculty or staff member acting in the capacity set forth above in this Section will not be imputed or otherwise attributed to IURTC or IU, including without limitation to constitute a breach by IURTC of this Agreement.

19.12The provisions of Sections 1 (Definitions), 4 (Sublicenses), 6 (the “Option”), 7 (Disclaimer), 11 (Infringement), 12 (Indemnification), 13 (Confidentiality), 16 (Export Controls), 18 (Payments, Notices, Communication) and 19 (Miscellaneous, as relevant) survive the termination or expiration of this Agreement.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed,

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals and duly executed this Agreement as of the day and year first set forth above.

Indiana University Research and Technology Corporation		Chondrial Therapeutics IP Holdings, LLC

By:	/s/ Marie C. Kerbeshian, Ph.D.	By:	Chondrial Therapeutics Holdings, LLC, its sole member

		By:	/s/ Steven R. Plump

Name:	Marie C. Kerbeshian, Ph.D.	Name:	Steven R. Plump

Title:	Vice President	Title:	Authorized Representative

Date:	11/30/2016	Date:	11/30/2016

EXHIBIT A

CHONDRIAL THERAPEUTICS HOLDINGS, LLC

INVESTORS’ RIGHTS AGREEMENT

[see attached]

[Exhibit A to License Agreement]

EXHIBIT B

CHONDRIAL THERAPEUTICS HOLDINGS, LLC

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

[see attached]

[Exhibit B to License Agreement]

EXHIBIT C

CHONDRIAL THERAPEUTICS HOLDINGS, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

[see attached]

[Exhibit C to License Agreement]